Exhibit 99.1

ABIOMED ANNOUNCES STOCK REPURCHASE PROGRAM

DANVERS, Mass. — November 13, 2012 — Abiomed, Inc. (NASDAQ: ABMD), a leading provider of breakthrough heart support technologies, today announced that its Board of Directors has authorized a stock repurchase program of up to $15 million of its common stock.

Abiomed will finance the stock repurchase program with available cash. The Company may repurchase stock in open market purchases or in private transactions in accordance with applicable insider trading and other securities laws and regulations. The timing and extent to which the Company repurchases its stock will depend upon market conditions and other corporate considerations as may be considered in the Company’s sole discretion.

“The stock repurchase program emphasizes our continued commitment to building long-term stockholder value and also illustrates our confidence in the growth potential of the Company,” said Michael R. Minogue, Chairman, President and Chief Executive Officer of Abiomed.

Abiomed recently reported that as of September 30, 2012, the Company held cash, cash equivalents and short-term marketable securities totaling $89.0 million, an increase of $7.8 million from June 30, 2012. The Company also has no outstanding debt.

ABOUT ABIOMED

Based in Danvers, Massachusetts, Abiomed, Inc., is a leading provider of medical devices that provide circulatory support. Our products are designed to enable the heart to rest by improving blood flow and/or performing the pumping of the heart. For additional information please visit: www.abiomed.com

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements, including statements regarding the Company’s intent to purchase shares of common stock and the Company’s future outlook. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, including anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing, and other risks and challenges detailed in the Company’s filings with the Securities and Exchange Commission, including the most recently filed Annual Report on Form 10-K and quarterly report on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.

For further information please contact:

Susie Lisa, CFA

Senior Director, Investor Relations and Corporate Development

978-646-1590

slisa@abiomed.com

Aimee Maillett

Corporate Communications Manager

978-646-1553

ir@abiomed.com